VALASSIS NEWS RELEASE

Valassis' Response to ADVO Counterclaims Available on Web Site

Livonia, Mich., October 4, 2006: Valassis Communications, Inc. (NYSE:VCI) announced that a public version of its reply to counterclaims filed by ADVO, Inc. (NYSE:AD) on September 8, 2006 has today been posted on the Company's web site, www.valassis.com.

Valassis filed suit on August 30, 2006, seeking to rescind its $1.3 billion merger agreement with ADVO based on fraud and material adverse changes. Proceedings are scheduled to begin December 11, 2006.

About Valassis

Valassis offers a wide range of marketing services to consumer packaged goods manufacturers, retailers, technology companies and other customers with operations in the United States, Europe, Mexico and Canada. Valassis' products and services portfolio includes: newspaper-delivered promotions and advertisements such as inserts, sampling, polybags and on-page advertisements; direct-to-door advertising and sampling; direct mail; Internet-delivered marketing; loyalty marketing software; coupon and promotion clearing; and promotion planning and analytic services. Valassis has been listed as one of FORTUNE magazine's "Best Companies to Work For" for nine consecutive years. Valassis subsidiaries include Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For additional information, visit the company Web site at http://www.valassis.com.

Safe Harbor

Certain statements found in this document constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause the actual results, performance or achievements of Valassis to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, the fact that there can be no assurances that the litigation referenced above will result in a decision favorable to Valassis, and therefore the litigation constitutes an unknown risk and uncertainty that may cause the results, performance or achievements of Valassis to be materially different from past or anticipated results. Among other such factors, the following: price competition from Valassis' existing competitors; new competitors in any of Valassis' businesses; a shift in customer preference for different promotional materials, strategies or coupon delivery methods; an unforeseen increase in Valassis' paper costs; economic disruptions caused by terrorist activity, armed conflict or changes in general economic conditions; changes which affect the businesses of Valassis customers and lead to reduced sales promotion spending. Valassis disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:

Robert Ferris

Ruder Finn/ RF|Binder

Tel 212.994.7505

Casy Jones

Ruder Finn

Tel 312.329.3976

Investor Relations Contact:

Sherry Lauderback

Valassis Investor Relations

Tel 734.591.7374

lauderbacks@valassis.com

Mary Broaddus

Valassis Investor Relations

Tel 734.591.7375

broaddusm@valassis.com

###